SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement is entered into as of October 1, 2008, by and between Highbury Financial Inc., a Delaware corporation (“Borrower”) and City National Bank, a national banking association (“CNB”).

RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of November 9, 2006, as amended by a First Amendment to Credit Agreement dated October 31, 2007 (the Credit Agreement, as herein amended, hereinafter the “Credit Agreement”).

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.	Amendments. The Credit Agreement is amended as follows:

2.1  Section 1.30 (Termination Date) is stricken and replaced with the following:

“1.30 “Termination Date” means September 30, 2009. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled “CNB’s Remedies”; the date of any such termination will become the Termination Date as that term is used in this Agreement.”

2.2  Section 2.1.1 (Interest) is stricken and replaced with the following:

“2.1.1 Interest. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Loan, the LIBOR Interest Rate plus two and three quarters percent (2.75%) per year, or (b) for a Prime Loan, the fluctuating Prime Rate plus one half of one percent (0.50%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will accrue daily and be payable (a) in the case of a LIBOR Loan in which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, then 3 months after each such date if applicable, and, in addition, the last day of such Interest Period and (b) in the case of a Prime Loan, monthly in arrears, on the last day of each month, commencing on the first such date following disbursement; (c) if a LIBOR Loan, upon any prepayment of any LIBOR Loan (to the extent accrued on the amount prepaid); and (d) at the Termination Date. A Revolving Credit Loan will be a Prime Loan any time it is not a LIBOR Loan.

3.	Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.	Conditions Precedent. This Amendment shall become effective upon CNB’s receipt of this Amendment duly executed by Borrower.

5.	Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Borrower”	Highbury Financial Inc., a Delaware corporation

	By:	/s/ Richard Foote
Richard Foote, Chief Executive Officer

“CNB”	City National Bank, a national banking association

	By:	/s/ Aaron Cohen
Aaron Cohen, Senior Vice President